Exhibit 26-(k): Opinion and Consent of Counsel
ING LOGO AMERICAS US Legal Services
J. Neil McMurdie Counsel (860) 723-2229 Fax: (860) 723-2216 neil.mcmurdie@us.ing.com
April 14, 2005	BY EDGARLINK

U.S. Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549
Re:

Security Life of Denver Insurance Company
Security Life Separate Account LI
Post-Effective Amendment No. 12 to Registration Statement on Form N-6
Prospectus Title: Asset Portfolio Manager VUL
File Nos. 333-50278 and 811-08292

Ladies and Gentlemen:

The undersigned serves as counsel to Security Life of Denver Insurance Company, operating pursuant to the insurance laws of the State of Colorado (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the Post-Effective Amendment No. 12 to the above-referenced Registration Statement on Form N-6. This filing describes the Asset Portfolio Manager flexible premium variable universal life insurance policy (the "Policy") offered by the Company through its Security Life Separate Account L1 (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.
2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Colorado.

Hartford Site 151 Farmington Avenue, TS31 Hartford, CT 06156-8975	ING North America Insurance Corporation

3.	The Policy and the interests in the Account to be issued under the Policy have been duly authorized by the Company.
4.

The assets of the Account will be owned by the Company. Under Colorado law and the provisions of the Policy, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.

The Policy provides that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policy.

6.

The Policy, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with its respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ J. Neil McMurdie
J. Neil McMurdie